UNITED STATES OF AMERICA

The State of Washington

Secretary of State

CERTIFICATE OF MERGER

I, Sam Reed, Secretary of State of the State of Washington and custodian of its seal, hereby certify that documents meeting statutory requirements have been filed and processed with the Secretary of State merging the listed "Merging Entities" into:

TUSCANY MINERALS LTD.

WY Profit Corporation
UBI: 000-000-000
Filing Date: July 13, 2009

Merging Entities:

602-614-515	TUSCANY MINERALS, LTD.

Given under my hand and the Seal of the State of Washington at Olympia, the State Capital

Sam Reed

Sam Reed, Secretary of State

FILED
SECRETARY OF STATE
JUL 13 2009
STATE OF WASHINGTON

ARTICLES OF MERGER
of
TUSCANY MINERALS, LTD.
into
TUSCANY MINERALS LTD.

Pursuant to the provisions of the *Washington Business Corporation Act*, the undersigned corporations adopt the following articles of merger:

1. The Plan of Merger is as follows: Tuscany Minerals, Ltd., a Washington corporation ("Tuscany Washington"), will merge with and into Tuscany Minerals Ltd., a Wyoming corporation ("Tuscany Wyoming") and wholly-owned subsidiary of Tuscany Washington, with Tuscany Wyoming as the surviving corporation, the terms and conditions of which are set out in an Agreement and Plan of Merger dated April 8, 2009 (the "Merger Agreement"), between Tuscany Washington and Tuscany Wyoming (the "Merger").

2. The Merger Agreement was adopted by Tuscany Wyoming by consent of its sole shareholder by a resolution dated April 8, 2009. In accordance with the *Wyoming Business Corporation Act*, the number of the Shares cast in favor of adopting the Merger Agreement was sufficient for approval of the Merger by all of the voting groups of Tuscany Wyoming.

3. Pursuant to the terms of the merger agreement, at the effective time of the merger, all of the issued and outstanding shares of Tuscany Washington will be automatically converted into shares of Tuscany Wyoming, without any further action by the shareholders of Tuscany Washington. All shares owned by Tuscany Washington in Tuscany Wyoming will be cancelled. Each of Tuscany Washington's shareholders will own the same number and proportion of shares in the merged company, Tuscany Wyoming, after the effective time of the merger

4. At a special meeting of the shareholders of Tuscany Washington, held on July 2, 2009 (the "Meeting"), all of the holders of Tuscany Washington's 12,538,000 shares of common stock, par value $0.001 per share (the "Shares") were entitled to vote for or against the adoption of the Merger Agreement at the Meeting.

5. At the Meeting, 9,503,000 votes, representing 75.79% of the Shares were cast in favor of adopting the Merger Agreement and -0- votes, representing 0.0% of the Shares were cast against the adoption of the Merger Agreement. In accordance with the *Washington Business Corporation Act*, the number of the Shares cast in favor of adopting the Merger Agreement was sufficient for approval of the Merger by all of the voting groups of Tuscany Washington.

6. All entities party to the Merger Agreement have complied with the laws of their respective jurisdiction of organization concerning the Merger.

TUSCANY MINERALS, LTD.

Per: ______________________

By: Ross Tocher, Pres & CEO
Date: 7-2-09

TUSCANY MINERALS LTD

Per: ______________________

By: Ross Tocher, Pres & CEO
Date: 7-2-09